ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

Tax-Advantaged Global Shareholder Yield Fund (HTY)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Deborah C. Jackson	7,865,469	232,810
James M. Oates	7,854,076	244,203
Steven R. Pruchansky	7,874,238	224,041
Non-Independent Trustee
Craig Bromley	7,884,775	213,504

For a Term to Expire in 2015:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Charles L. Bardelis	7,841,405	256,874
Peter S. Burgess	7,842,049	256,230
Theron S. Hoffman	7,871,516	226,763
Non-Independent Trustee
Warren A. Thomson	7,891,529	206,750

For a Term to Expire in 2014:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
William H. Cunningham	7,863,431	234,848
Grace K. Fey	7,841,928	256,351
Hassell H. McClellan	7,840,126	258,153
Gregory A. Russo	7,855,037	243,242
Non-Independent Trustee
James R. Boyle	7,867,808	230,471